Exhibit 10.2

COVER SHEET TO REAL ESTATE PURCHASE AND SALE AGREEMENT WITH LEASEBACK

Effective Date:	August 30, 2012

Seller:	Harps Food Stores, Inc.

Address:	P.O. Box 48
918 S. Gutensohn
Springdale, Arkansas 72762
Attention: J. Max Van Hoose
Phone: (479) 757 - 0230

Buyer:	HPA-1, LLC

Address:	2529 Virginia Beach Boulevard, Suite 200
Virginia Beach, Virginia 23452
Attention: Jon S. Wheeler
Phone: (757) 627 - 9088

Property Address:	Within the WILSON ADDITION to the City of Grove,
Delaware County, Oklahoma

Acreage of Property:	Approximately 3.819 acres

Purchase Price:	$4,555,400.00

Earnest Money Deposit:	$10,000.00

Due Diligence Period:	Expires at 5:00 p.m. central standard time on the date that is 30 days after the Effective Date

Title Company:	Grand River Abstract

Address:	504 West Krause Street
Jay, Oklahoma 74346
Phone: 918-253-4249

REAL ESTATE PURCHASE AND SALE AGREEMENT WITH LEASEBACK

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT WITH LEASEBACK (“Agreement”) is made and entered into effective as of the 30th day of August, 2012 (“Effective Date”) by and between HARP’S FOOD STORES, INC., an Arkansas corporation (“Seller”), and HPA-1, LLC, a Virginia limited liability company (“Buyer”).

Recitals:

The following Recitals are a material part of this Agreement.

A.	Seller is the owner of fee simple title to certain real estate, together with all improvements thereon, located in Delaware County, Oklahoma, legally described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Property”).

B.	Seller desires to sell to Buyer and Buyer desires to purchase from Seller all of Seller’s right, title and interest in and to the Property, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.	Agreement to Sell and Lease. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, on the date of closing as herein provided (the “Closing Date” or “Closing”), all of Seller’s right, title and interest in and to the Property, together with all and singular the tenements, hereditaments and appurtenances in connection with the Property. Buyer and Seller hereby covenant and agree that, immediately upon Closing of the sale of the Property, Buyer, as lessor, and Seller, as lessee, shall enter into that certain lease agreement, the agreed upon form of which is attached hereto as Exhibit “C” (the “Lease Agreement”) for the Property.

2.	Purchase Price. The purchase price (“Purchase Price”) for the Property shall be Four Million Five Hundred Fifty Five Thousand Four Hundred and 00/100 Dollars ($4,555,400.00), payable as follows:

(a)	Within three (3) days of the Effective Date, Buyer shall deposit the sum of Ten Thousand and 00/100 Dollars ($10,000.00) (the “Earnest Money”), with Grand River Abstract (the “Title

Company”), whose address is 504 West Krause Street, Jay, Oklahoma 74346, to be held by the Title Company and disbursed in accordance with the terms and provisions hereof. Interest, if any, shall at all times be the property of Buyer. Notwithstanding anything stated in this Agreement to the contrary, the Earnest Money shall become non-refundable to Buyer in all events upon the date of the expiration of the Review Period (as defined herein).

(b)	On the Closing Date, Buyer shall deliver the remainder of the Purchase Price to the Title Company by cashier’s check, certified check or wire transfer funds, to be paid in accordance with the settlement statements, subject to prorations and other credits provided for in this Agreement.

3.	Title Commitment. Within ten (10) days of the Effective Date, Seller shall obtain, at Seller’s sole cost and expense, and deliver a copy thereof to Buyer, a current ALTA commitment for an ALTA Owner’s Policy of Title Insurance (the “Commitment”) issued through the Title Company, together with copies of all documents identified in the Commitment. The Commitment shall describe the Property, name Buyer as the party to be insured thereunder and commit to insure Buyer with indefeasible, good and marketable title. Any endorsements to the Commitment requested by Buyer shall be paid for by Buyer unless curative to a title objection which Seller elects to cure as provided for below. Seller shall, at Seller’s sole cost and expense, obtain Seller’s Leasehold Owner’s Policy of Title Insurance and all of Seller’s lenders’ policies for Seller’s leaseback tenancy interest in the Property and endorsements to be issued to Seller’s lenders. Seller shall, prior to the Closing Date, satisfy all of the title requirements shown in the Commitment so that there will be no exception for delinquent taxes, occupancy, mechanic’s liens or any other title defect in the final title policy, unless any such defect is expressly waived in writing by Buyer or is deemed to be waived in accordance with Section 5, below. Notwithstanding the foregoing, Seller shall have the obligation to cure or remove all currently existing mortgage liens created by, through, or under Seller, encumbering the Property, and Seller shall take reasonable steps in order to cause the Title Company to remove such lien exceptions by payment of the lien from the proceeds of the sale of the Property; provided however, this provision shall not prohibit Seller from placing leasehold mortgages upon the Property upon Seller’s leaseback of the Property.

4.	Survey. Seller shall provide Buyer with Seller’s existing survey of the Property, if any. Within ten (10) days of the Effective Date, Seller shall obtain, at Seller’s sole cost and expense, and deliver a copy thereof to Buyer, a current ALTA survey of the Property (“Survey”), certified to Buyer, Buyer’s lender, Seller, the Title Company, and Seller’s lenders.

5.	Objections to Title and Survey. Within ten (10) days of receipt of the Commitment and the Survey (“Title/Survey Review Period”), Buyer shall notify Seller in writing of any objections Buyer has to any matters shown or referred to in the Commitment or the Survey. Any title encumbrances or exceptions set forth in the Commitment or the Survey and to which Buyer does not object within the Title/Survey Review Period shall be deemed to be permitted exceptions to the status of Seller’s title (the “Permitted Exceptions”). With regard to items to which Buyer does object within the Title/Survey Review Period, Seller shall either cure such objections to Buyer’s satisfaction prior to the Closing Date or notify Buyer in writing, as required hereunder, prior to the expiration of the Review Period, that Seller is unable to cure or elects not to cure any or all of Buyer’s objections. Nothing contained in this Section 5 shall be deemed to limit Buyer’s right to object to title encumbrances or exceptions of record that appear after the date of the Commitment. In the event Seller is unable or elects not to cure all of Buyer’s objections to title and survey matters, Buyer’s sole remedy for any title defects set forth in the Commitment shall be to either waive any uncured objections and proceed in accordance with the terms and conditions herein, or terminate this Agreement by notice to Seller as provided herein and receive a full refund of its Earnest Money (except as otherwise set forth herein).

6.	Due Diligence Documents. Seller shall, as soon as possible and not later than five (5) days after the Effective Date, deliver to Buyer legible and complete copies of the items listed on Exhibit “B” attached hereto that are in the actual or constructive possession of Seller (the “Delivery Items”). If Buyer has knowledge of any inaccuracies contained in any of the Delivery Items, Buyer shall disclose such known inaccuracies at the time such Delivery Items are delivered to Seller.

7.	Site Inspection. Seller agrees that Buyer may enter upon the Property at any time after the execution of this Agreement and prior to the expiration of the Review Period, at Buyer’s sole risk and expense, to perform such architectural, engineering, structural, soil, feasibility, market analysis, cost analysis and other related studies, audits and investigations (including but not limited to investigations into ingress, egress and the availability of all utilities and zoning necessary for Buyer’s purposes) as it deems appropriate (the “Site Inspection”). Seller shall cooperate with Buyer to accommodate such inspections and studies. Buyer shall repair any damage to the Property and indemnify and hold Seller harmless for any injury to persons or property or liens created as a direct result of Buyer’s inspections as undertaken by Buyer or its agents, employees or contractors. Buyer’s obligation to repair damage to the Property under this Section 7 shall survive the termination of this Agreement.

8.	Review Period. Buyer shall have until 5:00 p.m. central standard time on the date that is thirty (30) after the Effective Date (the “Review Period”) in which to review the Commitment and exception documents, the Survey and all Delivery Items, as each of those terms are defined herein (collectively, the “Review Items”), conduct its Site Inspection and perform such other due diligence as Buyer deems necessary in its sole discretion. Buyer and its authorized representatives shall have the right to inspect the Property and Seller’s records pertaining thereto, if any, during reasonable business hours. Seller hereby agrees to give Buyer its reasonable cooperation and to confirm when requested by Buyer the accuracy of the information relied upon by Buyer.

Buyer shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Buyer’s intended purposes or needs. In the event Buyer does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Agreement pursuant to its review of the items as set forth in this Section 8, this Agreement shall automatically terminate without requirement of further action on the part of Buyer or Seller. In the event of such termination, Buyer shall immediately return any documents, plans, studies or other materials related to the Property to Seller whereupon it may notify the Title Company, and so long as Buyer is not in default hereunder, the Earnest Money shall be refunded to Buyer and neither party shall have any further liability or obligations to the other hereunder unless specifically provided otherwise herein.

9. General Conditions Precedent to Closing. The following shall be a condition precedent to the parties’ obligations to close hereunder:

(a)	The Lease Agreement for the Property must be executed and delivered at Closing in the form attached hereto as Exhibit “C.” In the event that the above condition is not satisfied at or prior to the Closing, either party may terminate this Agreement by notice to the other party.

(b)

Title to the Property shall be good and marketable as required herein, free and clear of all liens and encumbrances, and subject to no exceptions other than the Permitted Exceptions, and the Title Company shall be prepared to issue an owner’s title insurance policy pursuant to the Commitment insuring the title to the Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price or such lesser amount as Buyer, in its sole discretion, shall determine, and with such endorsements as Buyer shall determine.

(c)	Seller shall not have failed to perform, observe and comply with all covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part in a material manner either on or prior to the Closing Date.

(d)	All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Buyer at Closing a certificate to that effect (or disclosing any representations or warranties which are no longer true and accurate).

(e)	Buyer shall have applied for and obtained the written approval of the Lender of Buyer’s choice for a loan upon terms and in an amount to the complete satisfaction of Buyer and such loan shall be fully funded at Closing. Any conditions to the Lender’s approval of Buyer’s application shall have been satisfied on or before Closing.

(f)	As of Closing, Buyer shall lease the Property to Seller pursuant to the terms and conditions of the Lease Agreement and Seller shall therefore retain possession of the Property and Seller shall be open for business on the date of Closing.

(g)	As of Closing, Seller shall have completed construction on an approximately 31,500 square foot building on the Property (the “Building”), which shall be completed to the complete satisfaction of Buyer. Seller shall have obtained all governmental permits necessary to occupy the Building and operate a grocery store therein.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Buyer as of the Closing Date, then Buyer may either (i) extend the date for Closing until such conditions are satisfied, or (ii) terminate this Agreement and have the Earnest Money refunded together with accrued interest or (iii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed.

10. Possession of the Property. As of Closing, Buyer shall lease the Property to Seller pursuant to the terms and conditions of the Lease Agreement and Seller shall therefore retain possession of the Property.

11.	Seller’s Representations and Warranties. Seller warrants and represents to Buyer as follows, which warranties and representations shall be deemed made on the Effective Date and shall be reaffirmed at Closing:

(a)	Seller will have, as of the Closing Date, good, marketable and insurable fee simple title to the Property, subject only to the Permitted Exceptions, and agrees to convey title to the Property to Buyer by General Warranty Deed.

(b)	Seller is a validly existing corporation in good standing and has the corporate authority to enter into and perform its obligations under this Agreement. The person executing this Agreement on behalf of Seller has been authorized to do so.

(c)	The execution and delivery of this Agreement do not, and the consummation of the transaction contemplated hereby will not in any material respect, require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which it or any of the Property is bound.

(d)	The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements.

(e)	Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. Seller is not a debtor in any bankruptcy or other insolvency proceeding.

(f)	Seller has not received from any governmental authority any written notice of, and Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property.

(g)	Seller shall immediately give notice of termination with regard to any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Property and all payments due thereunder will be paid in full by Seller prior to Closing and Seller shall hold Buyer harmless from any claims thereunder, unless Buyer, at its sole option, assumes any such agreement in writing. Seller further warrants and represents that all such contracts and agreements shall be terminated effective as of Closing, unless otherwise assumed by Buyer as noted above.

(h)	Seller has not received any notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to the Property.

(i)

To the best of Seller’s knowledge, the Property is not (and has not been) in violation of any applicable environmental law, including without limitation those listed below in this paragraph. Further to the best of Seller’s knowledge, the Property is not now, nor has it at any time during Seller’s ownership thereof been, used for the manufacture, processing, distribution, use, treatment, storage, disposal, placement, transport or handling of toxic materials, hazardous wastes or hazardous substances (as those terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) or the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); oils, petroleum-derived compounds; or pesticides; all of which are hereinafter referred to as “Hazardous Materials”). In addition, to the best of Seller’s knowledge, no (i) underground storage tanks except as otherwise set forth herein, (ii) asbestos (either commercially processed or excavated raw materials), (iii) electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or (iv) other Hazardous Materials are present on the Property in violation of any applicable law except as previously disclosed in writing to Buyer by Seller. To the best of Seller’s knowledge, Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up or remediate such condition. Notwithstanding the foregoing, Seller has disclosed and Buyer acknowledges that there are underground storage tanks on the Property for purposes of dispensing petroleum products. In the event Buyer shall discover such Hazardous Materials, toxic substances, tanks or other unsatisfactory (in Buyer’s sole discretion) environmental conditions on the Property at any time prior to Closing, Buyer shall have the right to terminate this Agreement upon written notice thereof to Seller, whereupon Title Company shall return the Earnest Money to Buyer, together with all interest thereon. Notwithstanding anything to the contrary herein, the effect of the representations made in this subparagraph shall not be diminished or deemed to be waived by any inspections, tests or investigations made by Buyer or its agents.

(j)	No assessments or charges for any public improvements have been made against the Property which remain unpaid, and no improvements to the Property have been made or ordered for which a lien, assessment or charge can be filed or made. Purchaser shall produce lien waivers at Closing for all work and materials provided to the Property pursuant to the Original Purchase Agreement and any ancillary documentation related thereto, including without limitation, that certain Post-Closing Development and Escrow Agreement dated effective November 22,2 011 by and amount Har-Ber, Seller and Grand River Abstract and Title Company.

(k)	There are no leases on the Property except for the Lease Agreement.

(l)	All improvements made to the Property and the Building by Seller (specifically excluding any improvements or other alterations made to the Property or the Building by Buyer or Har-Ber Pointe Associates, LLC (“Har-Ber”), pursuant to that certain Real Estate Purchase and Sale Agreement dated as of January 21, 2011 between Seller and Har-Ber (as amended, the “Original Purchase Agreement”) and any ancillary documentation related thereto, including, without limitation, that certain Post-Closing Development and Escrow Agreement dated effective as of November 22, 2011 by and among Har-Ber, Seller, and Grand River Abstract and Title Company (collectively, the “Har-Ber Improvements”)) have been made in accordance with all applicable governmental regulations and building codes.

(m)	Following Closing, no brokerage or leasing commissions or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of the Lease Agreement or this Agreement.

(n)	If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Buyer in writing.

(o)	All documents provided to Buyer are the complete originals or, if not originals, are true, accurate, and complete copies thereof.

12.	Expenses, Prorations and Adjustments.

(a)	Seller’s Expenses. The following shall be Seller’s expenses:

(i)	All real and personal property ad valorem taxes and assessments and all installments of current year special assessments payable on or before the Closing Date.

(ii)	Pursuant to the terms of the Lease Agreement, Seller, as tenant, shall pay all real and personal property ad valorem taxes and assessments and all installments of current year special assessments that cannot be paid until after the Closing Date.

(iii)	Any fees or payments incurred if there is a prepayment of any mortgage or encumbrance on the Property.

(iv)	All brokerage fees and commissions, if any, due to any broker or other person entitled to any commission or fee from Seller with respect to the sale of the Property or in the negotiation or execution of this Agreement.

(v)	Seller’s own attorney fees, accountant fees and lending or bank finance fees.

(vi)	The cost of all real property transfer taxes or other conveyance taxes imposed by state or local authorities that are due and payable as of the Closing Date, and any other transaction taxes.

(vii)	The cost of recording the General Warranty Deed and all other recording fees for the conveyance and leaseback of the Property and Seller’s financing associated with the leaseback of the Property, including, without limitation, all fees for recording Seller’s lenders’ UCCs, deeds of trusts and releases of existing mortgage liens.

(viii)	The cost of the Commitment and the ALTA Owner’s Policy of Title Insurance as well as the cost of any endorsements to be issued to Buyer that are curative to a title objection which Seller elects to cure through endorsement as provided for herein.

(ix)	The cost of Seller’s lenders’ title policies for Seller’s leaseback tenancy interest in the Property and all endorsements to be issued to Seller’s lenders.

(x)	The cost of the Survey.

(xi)	All the closing costs of the Title Company.

(b)	Buyer’s Expenses. The following shall be Buyer’s expenses:

(i)	The cost of any appraisal for the Property.

(ii)	The cost of all endorsements to the ALTA Owner’s Policy of Title Insurance to be issued to Buyer unless curative of a title problem that Seller elects to cure through endorsement (the cost of which shall be borne by Seller).

(iii)	Buyer’s own attorney fees, accountant fees and lending or bank finance fees, including, any title policies purchased for Buyer’s lenders, if any.

(iv)	All brokerage fees and commissions, if any, due to any broker or other person entitled to any commission or fee from Buyer with respect to the sale of the Property or in the negotiation or execution of this Agreement.

All other items customarily subject to proration or division shall be prorated or divided as of the Closing Date.

13.

Closing Date. Closing shall occur at the offices of the Title Company on the date that is forty five (45) days after the end of the Review Period, or on such other date as may hereafter be mutually agreed upon by the parties hereto, provided the condition precedents set forth in Section 9 hereof have been complied with by Seller and Buyer. Notwithstanding the foregoing, if agreed by both parties, the Closing Date may be extended for an amount of time sufficient to permit Seller to comply with any Buyer objections or other conditions precedent in accordance with the provisions of this Agreement.

14.	Seller’s Deliverables at Closing. At the Closing, Seller shall duly execute, acknowledge and/or deliver:

(a) A General Warranty Deed conveying to Buyer indefeasible fee simple title to the Property free and clear of any lien, encumbrance or exception other than the Permitted Exceptions.

(b) Two (2) original execution copies of the Lease Agreement executed by Seller.

(c) Two (2) original execution copies of the Memorandum of Lease in the form attached to the Lease Agreement as Exhibit “C” executed by Seller.

(d) Two (2) original execution copies of the Subordination, Non-Disturbance and Attornment Agreement in the form attached to the Lease Agreement as Exhibit “D” executed by Seller.

(e) To the extent they are in Seller’s possession or control, copies of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).

(f) To the extent they are in Seller’s possession or control, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans and the like used in the construction of the improvements at the Property.

(g) Such affidavits or letters of indemnity as the Title Company shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession (other than Buyer).

(h) A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.

(i) Seller’s certificate with respect to its representations and warranties.

(j) Any other document required to be delivered by Seller hereunder.

(k) Such other evidence of the authority and capacity of Seller and its representatives as Buyer or the Title Company may reasonably require.

15.	Buyer’s Deliverables at Closing. Buyer shall deliver or cause to be delivered to the Title Company, for disbursement to Seller:

(a) Certified funds (after deduction of the Earnest Money paid hereunder and after any applicable credits are taken into account) in an amount sufficient to pay the balance of the Purchase Price.

(b) Two (2) original execution copies of the Lease Agreement executed by Buyer.

(c) Two (2) original execution copies of the Memorandum of Lease in the form attached to the Lease Agreement as Exhibit “C” executed by Buyer.

(d) Two (2) original execution copies of the Subordination, Non-Disturbance and Attornment Agreement in the form attached to the Lease Agreement as Exhibit “D” executed by Buyer.

(e)	Any other document required to be delivered by Buyer hereunder.

(f) Such other evidence of the authority and capacity of Buyer and its representatives as Seller or the Title Company may reasonably require.

16.	Title Company. The Title Company shall, upon delivery of all of the aforementioned documents and funds, and subject to such further instructions as may be given it by either Seller or Buyer, (i) cause Seller’s General Warranty Deed, Memorandum of Lease (if requested by Seller), and Subordination, Non-Disturbance and Attornment Agreement to be recorded together with any other instruments of conveyance which have been executed by Seller and have been requested by Buyer to be recorded; (ii) deliver the balance of the Purchase Price in accordance with the settlement statements, (iii) issue its Owner’s Policy of Title Insurance, the cost of which shall be borne as set forth in Section 11, above, in the name of Buyer and in the full amount of the Purchase Price, as provided for hereinabove, and (iv) issue Seller’s Leasehold Owner’s Policy of Title Insurance and all Seller’s lenders’ policies as provided for herein.

17.	Casualty Loss or Eminent Domain - Risk of Loss. Seller agrees to give Buyer prompt written notice of (i) any loss of, damage to, destruction of, or material adverse change in the physical or environmental condition of any part of the Property which occurs or is discovered at any time from and after the date of this Agreement and prior to the actual Closing, together with the amount of insurance proceeds, if any, payable by reason of such loss, damage, destruction or material adverse change, or of (ii) any actual or threatened taking or condemnation of all or any portion of the Property. In the event of any loss of, damage to, destruction of or a material adverse change in the physical or environmental condition of any part of the Property or in the event the Property or any portion thereof is taken or threatened to be taken pursuant to eminent domain at any time after the date of this Agreement and prior to Closing, Buyer shall have the right, at its election, and within ten (10) days following Buyer’s receipt of such written notice from Seller or Buyer otherwise learns of such loss, damage, destruction, material adverse change, or actual or threatened taking or condemnation, to either (i) unilaterally cancel and terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be immediately refunded to Buyer and the parties shall be relieved from any further liability hereunder, or (ii) continue this Agreement in full force and effect, in which event Seller shall, at Closing, assign to Buyer all insurance, if any, or condemnation proceeds, Buyer shall receive a credit at Closing in the amount of any deductible under all applicable insurance policies, if any. Seller agrees, upon request, to furnish to Buyer reasonable evidence regarding insurance coverage in force and the amount payable in the event of any damage or destruction to the Property, if any. At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing.

18.	Termination and Default.

(a) Permitted Termination. Except as otherwise provided herein, if this Agreement is terminated by either party pursuant to an express right to terminate given hereunder (a “Permitted Termination”), the Earnest Money deposit shall immediately be returned to Buyer and neither party shall have any further rights or obligations hereunder. Notwithstanding anything stated in this Agreement to the contrary, the Earnest Money shall become non-refundable to Buyer in all events on the date of the expiration of the Review Period.

(b) Buyer’s Default. Buyer shall be in default hereunder if Buyer shall fail to deliver at Closing any of the items required pursuant to Section 14 hereof, for any reason other than a default by Seller hereunder or a Permitted Termination. In the event Seller has fulfilled all of its obligations hereunder and all conditions precedent and concurrent to Closing for which it is responsible, and Buyer fails to fulfill its obligations hereunder and continues to fail and refuse to fulfill its obligations hereunder for more than fifteen (15) days after receipt of written notice of such default from Seller, then, as Seller’s sole and exclusive remedy, this Agreement shall terminate, ipso facto, as if null and void, ab initio, and Buyer shall have no further obligations hereunder, in which event Seller shall be entitled to receive the Earnest Money as liquidated damages hereunder, it being agreed between Buyer and Seller that such sum shall be liquidated damages for a default of Buyer hereunder because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default.

(c) Seller’s Default. Seller shall be in default hereunder if Seller shall fail to deliver at Closing any of the items required pursuant to Section 13 hereof, for any reason other than a default by Buyer hereunder or a Permitted Termination. In the event Buyer has fulfilled all of its obligations hereunder and meets all conditions precedent and concurrent to Closing for which it is responsible and Seller fails to fulfill its obligations hereunder and continues to fail and refuse to fulfill its obligations hereunder for more than fifteen (15) days after its receipt of a written notice of such default from Buyer, Buyer may: (i) terminate this Agreement, in which event it shall be entitled to receive a full refund of its Earnest Money; or (ii) seek specific performance of this Agreement.

19.	Notices. Any notice, demand or other document which either party is required or may desire to give or deliver to, or make upon, the other party shall be in writing, and may be personally delivered, sent by an overnight delivery service (such as Federal Express) or given by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at their respective addresses set forth below, with copies to be sent to any additional person whose name and address has been supplied by one party to the other. Either party hereto may designate a different address for itself by notice similarly given.

If to Buyer:	HPA-1, LLC
2529 Virginia Beach Boulevard,
Suite 200
Virginia Beach, Virginia 23452
Attention: Jon S. Wheeler
Facsimile: (757) 627 - 9081

If to Seller:	Harps Food Stores, Inc.
P.O. Box 48
918 S. Gutensohn
Springdale, Arkansas 72762
Attention: J. Max Van Hoose
Facsimile: (479) 757 - 0204

Notice shall be deemed served and received upon the date of mailing (in the case of notices mailed by registered or certified mail) or upon delivery (in all other cases). A party’s failure or refusal to accept service of a notice shall constitute delivery of the notice.

20.	Miscellaneous.

(a) Validity of Agreement. Each party hereto hereby warrants, represents and agrees that the execution of this Agreement, and any other documents executed and delivered pursuant to the provisions hereof, have been duly authorized by it, that this Agreement is duly executed by it and the obligations herein set forth are its valid and binding obligations enforceable in accordance with their terms. This Agreement shall be construed in accordance with the laws of the State of Oklahoma. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement, or any document executed and delivered pursuant hereto, shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any document executed and delivered pursuant hereto. Time is of the essence of this Agreement.

(b) Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect unless contained in a written amendment. Any amendment to this Agreement shall not be binding upon either of the parties hereto unless such amendment is in writing and executed by the authorized representatives of the parties hereto and made a part hereof.

(c)	Brokerage Commission. Buyer and Seller each hereby represent and warrant to the other that neither Buyer nor Seller has contracted, negotiated or worked with any real estate broker or other person with respect to this transaction, and that no real estate broker or other person is entitled to any commission or fee from Buyer or Seller with respect to the sale and purchase of the Property or in the negotiation or execution of this Agreement. Buyer agrees to indemnify and hold harmless Seller from any and all claims for payment from any brokerage commission, fee or other payment of money pertaining to the sale of the Property, which may be claimed against either Seller or Buyer, or both, arising out of contacts with Buyer in connection with this transaction. Seller agrees to indemnify and hold harmless Buyer from any and all claims for payment from any brokerage commission, fee or other payment of money pertaining to the sale of the Property, which may be claimed against either Seller or Buyer, or both, arising out of contacts with Seller in connection with this transaction.

(d) Survival of Representations and Warranties, etc. The terms, provisions, covenants, representations, warranties, indemnifications and other agreements made in this Agreement shall survive the Closing hereunder for a period of ten (10) years.

(e) Effect of Waiver. In the event any obligation contained in this Agreement should be breached by either party and such breach is thereafter waived by the other party, it is specifically understood and agreed that any such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

(f) Assignment. This Agreement and the rights and obligations of Buyer hereunder may not be assigned by Buyer at any time prior to Closing except to an Affiliate (as defined below) of Buyer. As used herein, “Affiliate” shall mean (i) any person or entity controlling, controlled by or under common control with Buyer, or (ii) any person or entity controlling, controlled by or under common control with Buyer’s parent or any subsidiary of any tier of Buyer’s parent. “Control” as used herein means the power, directly or indirectly, to direct or cause the direction of the management and policies of the controlled person or entity. The ownership, directly or indirectly, of at least fifty one percent (51%) of the voting securities of, or the possession of the right to vote in the ordinary direction of its affairs at least fifty one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors, transferees and permitted assigns.

(g) Headings. Paragraph and Section numbers and headings herein contained are inserted for convenience only and are in no way to be construed as part of this Agreement or as a limitation in the scope of the particular portions of this Agreement to which they refer.

(h) Confidentiality. Seller and Buyer agree that this Agreement and the terms and conditions set forth herein shall not be disclosed to any third party, excepting such party’s legal counsel, and other professionals engaged by either party, without the written consent of Buyer or as may otherwise be required by any law, statute, ordinance, subpoena or legal action.

(i) Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j) Attorney Fees. In the event that either party hereto retains an attorney to conduct litigation arising as a result of any alleged breach of this Agreement, then, the prevailing party shall be entitled to recover a reasonable attorney’s fee.

[Remainder of Page Intentionally Left Blank. Signatures Follow.]

IN WITNESS THEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER:

HARP’S FOOD STORES, INC., an Arkansas corporation

By:	/s/ Jim Antz
Jim Antz, Chief Financial Officer

BUYER:

HPA-1, LLC, a Virginia limited liability company

By its Sole Member, Sooner Capital, LLC, a Virginia limited liability company

By:	/s/ Jon Wheeler
Jon Wheeler, its Managing Member